Exhibit 99.a.

MACKENZIE REALTY CAPITAL, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

i

ii

SECTION 11.17.	INVESTMENTS WITH UNREGISTERED AFFILIATES	23

SECTION 11.18.	MULTI-TIER ARRANGEMENTS	23

SECTION 11.19.	INVESTMENTS WITH AFFILIATES	23

SECTION 11.20.	GENERAL PARTNERSHIP INVESTMENTS	23

SECTION 11.21.	LENDING	23

SECTION 11.22.	SALES AND LEASES TO THE COMPANY	23

ARTICLE XII	AMENDMENT; EXTRAORDINARY ACTIONS	23

SECTION 12.1.	AMENDMENT	23

SECTION 12.2.	EXTRAORDINARY ACTIONS	24

SECTION 12.3.	REQUIRED VOTES	24

ARTICLE XIII	MISCELLANEOUS	24

SECTION 13.1.	GOVERNING LAW	24

SECTION 13.2.	RELIANCE BY THIRD PARTIES	24

SECTION 13.3.	CONSTRUCTION	24

SECTION 13.4.	RECORDATION	24

  iii

MACKENZIE REALTY CAPITAL, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

A.           MacKenzie Realty Capital, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

B.           The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I
NAME

The name of the corporation is MacKenzie Realty Capital, Inc. (the “Company”).

ARTICLE II
PURPOSES AND POWERS

The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, qualifying as a real estate investment trust under applicable provisions of the Internal Revenue Code of 1986, as amended, and subject to making an election under the Investment Company Act of 1940, as amended (the “1940 Act”), to conduct the business of a business development company under the 1940 Act.

ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent for service of process of the Company in the State of Maryland is National Registered Agents, Inc. of MD, 836 Park Avenue, 2nd Floor, Baltimore, MD 21201.  The address of the principal office of the Company in the State of Maryland is c/o National Registered Agents, Inc. of MD, 836 Park Avenue, 2nd Floor, Baltimore, MD 21201.  The Company may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE IV
DEFINITIONS

As used in this Charter, the following terms, when capitalized, shall have the following meanings unless the context otherwise requires:

“ACQUISITION EXPENSES” means any and all expenses in connection with the selection and acquisition of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

“ADVISER” means the Person or Persons, if any, appointed, employed or retained by the Company pursuant to Section 8.1 hereof and responsible for directing or performing the day-to-day business affairs of the Company, including any Person to whom the Adviser subcontracts all or substantially all of such functions.

“ADVISORY AGREEMENT” means the agreement between the Adviser and the Company or one of its Operating Partnerships, pursuant to which the Adviser will direct or perform the day-to-day business affairs of the Company or an Operating Partnership, as applicable.

“AFFILIATE” or “AFFILIATED” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“ASSET” means any Property, Mortgage, loan or other direct or indirect investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly through one or more of its Operating Partnerships or other Affiliates, and any other similar investment made by the Company, directly or indirectly through one or more of its Operating Partnerships, Affiliates or Joint Ventures.

“BOARD” means, collectively, the individuals who are duly elected and qualified to serve as Directors of the Company, or appointed to replace any such individual or fill a vacancy caused by the death, removal or resignation of any such individual or caused by an increase in the number of Directors.

“BYLAWS” means the bylaws of the Company, as the same are in effect from time to time.

“CASH AVAILABLE FOR DISTRIBUTION” means Cash Flow plus cash funds available for distribution from reserves less amounts set aside for restoration or creation of reserves.

“CASH FLOW” means Company funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements.  Cash withdrawn from reserves is not Cash Flow.

“CHANGE OF CONTROL” means any event (including, without limitation, issue, transfer or other disposition of Shares of the Company, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% or more of the combined voting power of the Company’s then outstanding securities; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Common Shares.

“CHARTER” means the charter of the Company.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMMENCEMENT OF THE INITIAL PUBLIC OFFERING” shall mean the date that the Securities and Exchange Commission declares effective the Company’s initial registration statement filed under the Securities Act for the Initial Public Offering, if applicable.

“COMMON SHARES” means the Shares of Company stock designated as common stock, with a par value of $0.0001 per Share.

“COMPANY” means MacKenzie Realty Capital, Inc., a Maryland corporation, which is the Company governed by this Charter.

“COMPANY VALUE” means the actual value of the Company as a going concern based on the difference between  (a) the actual value of all of its assets as determined in good faith by the Board, and (b) all of its liabilities as set forth on its then current balance sheet, provided that (i) if such Company Value is being determined in connection with a Change of Control that establishes the Company’s net worth (e.g., a tender offer for the Common Shares, sale of all of the Common Shares or a merger) then the Company Value shall be the net worth established thereby and (ii) if such Company Value is being determined in connection with a Listing, then the Company Value shall be equal to the number of outstanding Common Shares multiplied by the closing price of a single Common Share averaged over a period of 30 trading days during which the Shares are listed or quoted for trading after the date of Listing.  If the holder of Convertible Shares disagrees as to the Company Value as determined by the Board, then each of the holder of Convertible Shares and the Company shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the Company Value shall be final and binding on the parties as to the Company Value.  The cost of such appraisal shall be split evenly between the Company and the Adviser.

“CONTINUING DIRECTORS” means the director identified in Article VI, Section 6.1 and any director elected before the first annual meeting of the stockholders in the manner provided in the Bylaws and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board.

“CONTROLLING INTEREST” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii)cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

“CONTROLLING PERSON” means all Persons, regardless of title, who perform functions for a Sponsor similar to those of (i) chairman or member of the board of directors, (ii) executive officers, and (iii) holders of 10% or more of the equity interests in the Sponsor or Person having the power to direct or cause the direction of such Sponsor, whether through the ownership of voting securities, by contract or otherwise.

“DIRECTOR” means a member of the Company’s Board.

“DISTRIBUTIONS” means any dividends or other distributions of money or other property by the Company to owners of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes but excluding distributions that constitute the redemption of any Common Shares.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“INDEPENDENT APPRAISER” means a Person with no material current or prior business or personal relationship with the Adviser, the Sponsor or the Directors and who is a qualified appraiser of Real Property of the type held by the Company or of other Assets as determined by the Board. Membership in a nationally recognized appraisal society, such as the Appraisal Institute, shall be conclusive evidence of such qualification as to Real Property.

“INDEPENDENT DIRECTOR” means Directors who are not “interested persons,” as that term is defined in the 1940 Act.

“INITIAL PUBLIC OFFERING” means the first Offering.

“INVESTED CAPITAL” means the amount calculated by multiplying the total number of Common Shares issued by the Company by the price paid for each Share or the value ascribed to each Share in connection with the issuance of the Share, reduced by an amount equal to the total number of Common Shares repurchased from Stockholders by the Company (pursuant to any Company plan to repurchase such Common Shares) multiplied by the price initially paid for or the value ascribed to each such redeemed Common Share when initially acquired from the Company.

“JOINT VENTURE” means a legal organization formed to provide for the sharing of risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Assets.

“LEGACY PORTFOLIO ACQUISITION” means the acquisition by the Company of the assets of eight private funds managed by Affiliates of MCM Advisers in exchange for Shares prior to effecting the Company’s initial public offering.

“LEVERAGE” means the aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“LISTING” means the listing of the Common Shares on any securities exchange registered as a national securities exchange under Section 6 of the Exchange Act. Upon such Listing, the Shares shall be deemed Listed.

“MCM” means MacKenzie Capital Management, LP, a California limited partnership.

“MCM ADVISERS” means MCM Advisers, LP, a California limited partnership.

“MGCL” means the Maryland General Corporation Law.

“MORTGAGES” means, in connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidence of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“NET ASSETS” means the total assets of the Company (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Company on a basis consistently applied.

“NET INCOME” means for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the Sale of the Assets.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or other loan or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

“OFFERING” means any offering of Shares after the Company has elected to be regulated as a business development company under the 1940 Act.

“OPERATING PARTNERSHIP” means any limited partnership or limited liability company that is wholly owned by the Company, through which the Company may own Assets.

“ORGANIZATION AND OFFERING EXPENSES” means all expenses incurred by and to be paid from the Company’s assets in connection with and in preparing the Company for registration and subsequently offering and distributing Shares to the public, including total underwriting and brokerage discounts and commissions (including underwriters’ counsel), printing and mailing expenses, employee salaries while engaged (if at all) in sales activities, transfer agent charges, registrars, Directors, escrow holders, depositories, experts, expenses to qualify the Shares under federal and state law, including taxes and fees, accountants’ and attorneys’ fees.

“PERSON” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

“PREFERRED SHARES” means the Shares of Company stock designated as preferred stock, with a par value of $0.0001 per Share.

“PROPERTY” or “PROPERTIES” means, as the context requires, any or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (including through Joint Ventures, Operating Partnerships or otherwise).

“PROSPECTUS” has the meaning given to that term by section 2(10) of the Securities Act, including a preliminary Prospectus; provided, however, that such term shall also include an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

“REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“SALE” or “SALES” means (i) any transaction or series of transactions whereby: (A) the Company or an Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or any Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or an Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or any Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or other loan or portion thereof (including with respect to any Mortgage or other loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage or other loan and any event with respect to a Mortgage or other loan which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or any Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i)(A) through (E) above in which the net proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.

“SECURITIES” means any of the following issued by the Company, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“SECURITIES ACT” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“SHARES” means shares of stock of the Company of any class or series, including Common Shares and Preferred Shares.

“SPONSOR” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of any such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the Company, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (iii) has a substantial number of relationships and contacts with the Company, (iv) possessing significant rights to control Properties, (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company.

“STOCKHOLDERS” means the holders of record of the Shares as maintained in the books and records of the Company or its transfer agent.

ARTICLE V
STOCK

SECTION 5.1.    AUTHORIZED SHARES. The total number of Shares that the Company shall have authority to issue is 100,000,000 Shares, of which (i) 80,000,000 shall be designated as Common Shares, with a $0.0001 par value per Share; and (ii) 20,000,000 shall be designated as Preferred Shares, with a $0.0001 par value per Share. The aggregate par value of all authorized shares of stock having par value is $10,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2(ii) or Section 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Company has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Article. The Board, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to (i) increase or decrease the aggregate number of Shares that the Company has the authority to issue, (ii) increase or decrease the number of Shares of any class or series that the Company has authority to issue, or (iii) classify or reclassify any unissued Shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of such Shares. The Company shall at all times reserve and keep available, out of its authorized but unissued Shares, such number of Shares as shall from time to time be sufficient solely for the purpose of effecting the redemption, conversion or exchange of outstanding limited partnership interests of an Operating Partnership, other than those owned by the Company, which are convertible or exchangeable into Shares.

SECTION 5.2.    COMMON SHARES.

(i)	COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

(ii)
DESCRIPTION. Subject to the provisions of Section 5.8 hereof and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 11.2 hereof.  Shares of a particular class of Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights.  The Board may classify or reclassify any unissued Common Shares from time to time in one or more classes or series of stock.

(iii)
DISTRIBUTION RIGHTS. The Board from time to time may authorize and the Company may pay to Stockholders such Distributions in cash or other property as the Board in its discretion shall determine. The Board shall endeavor to authorize, and the Company may pay, such dividends and distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Company; provided, however, Stockholders shall have no right to any Distribution unless and until authorized by the Board and declared by the Company. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for Distributions of readily marketable securities, Distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Charter or Distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind Distributions, and (c) in-kind Distributions are made only to those Stockholders that accept such offer.

(iv)
RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares then outstanding.

(v)	VOTING RIGHTS.

(A)
Except as provided in the 1940 Act, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a holder of Common Shares shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

(B)	A majority of the outstanding Shares may, without needing the concurrence of any Sponsor, vote to:

(I)	Amend this Charter;

(II)	Dissolve the Company;

(III)	Approve or disapprove the sale of all or substantially all of the Company’s Assets, when such sale is to be made other than in the ordinary course of the Company’s business.

(C)	A Sponsor may not, without the concurrence of a majority of the outstanding Shares:

(I)	Amend this Charter except for amendments that do not adversely affect the rights of Stockholders;

(II)	Sell all or substantially all of the Company’s Assets, when such sale is to be made other than in the ordinary course of the Company’s business; or

(III)	Cause the merger or other reorganization of the Company.

(D)
A Sponsor may not vote on or consent to matters submitted to the Stockholders regarding any transaction between the Company and such Sponsor.  When determining the existence of the requisite percentage of Shares needed to approve a matter on which a Sponsor may not vote or consent, any Shares held by such Sponsor may not be included.

SECTION 5.3.    PREFERRED SHARES. The Board is hereby expressly granted the authority to authorize from time to time the issuance of one or more series of Preferred Shares.  Prior to the issuance of each such series, the Board, by resolution, shall fix the number of shares to be included in each series, and the designation, preferences, terms, rights, restrictions, limitations, qualifications and terms and conditions of redemption of the shares of each series, if any. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i)	The designation of the series, which may be by distinguishing number, letter or title.

(ii)
The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(iii)	The redemption rights, including conditions and the price or prices, if any, for shares of the series, subject to applicable law.

(iv)	The terms and amounts of any sinking fund for the purchase or redemption of shares of the series, subject to applicable law.

(v)
The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

(vi)
Whether the shares of the series shall be convertible into shares of any other series or any other security of the Company, and, if so, the specification of such other series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(vii)	Restrictions on the issuance of shares of the same series or of any other series.

(viii)	The voting rights of the holders of shares of the series.

(ix)
Any other relative rights, preferences and limitations on that series, subject to the express provisions of any other series of Preferred Shares then outstanding and subject to applicable law.  Notwithstanding any other provision of the Charter, the Board may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

SECTION 5.4.    CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Company; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Section 5.8 and subject to the express terms of any class or series of stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Company), provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary.

SECTION 5.5.    CHARTER AND BYLAWS. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter, the Bylaws, and applicable law.

SECTION 5.6.    GENERAL NATURE OF SHARES. All Shares shall be personal property entitling the Stockholders only to those rights provided in the Charter, the MGCL, the 1940 Act, or the resolution creating any class or series of Shares. Holders of Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company that the Company may at any time issue or sell.  Stockholders may not be required to contribute additional capital to the Company.

SECTION 5.7.    NO ISSUANCE OF SHARE CERTIFICATES. Until Listing, the Company shall not issue share certificates to holders of Common Shares. The Board may authorize the issuance of Preferred Shares or Convertible Shares without certificates.

SECTION 5.8.    RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(i)	DEFINITIONS. For purposes of Section 5.8, the following terms shall have the following meanings:

“BENEFICIAL OWNERSHIP” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“BUSINESS DAY” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“CHARITABLE BENEFICIARY” means one or more beneficiaries of the Trust as determined pursuant to Section 5.8(iii)(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“COMMON SHARE OWNERSHIP LIMIT” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares of the Company.

“CONSTRUCTIVE OWNERSHIP” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“EXCEPTED HOLDER” means a Stockholder for whom an Excepted Holder Limit is created by this Charter or by the Board pursuant to Section 5.8(ii)(g).

“EXCEPTED HOLDER LIMIT” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 5.8(ii)(g), the percentage limit established by the Board pursuant to Section 5.8(ii)(g).

“MARKET PRICE” on any date means, with respect to any class or series of outstanding Shares, the closing price for such Shares on such date or, in the event that no closing price is available for such Shares, the fair market value of the Shares, as determined in good faith by the Board.

“PERSON” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

“PREFERRED SHARE OWNERSHIP LIMIT” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Preferred Shares of the Company.

“PROHIBITED OWNER” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 5.8(ii)(a), would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

“RESTRICTION TERMINATION DATE” means the first day after which the Company determines pursuant to Section 7.2(ii) of the Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

“TRANSFER” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any Securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRUST” means any trust provided for in Section 5.8(iii)(a).

“TRUSTEE” means the Person unaffiliated with the Company or a Prohibited Owner who is appointed by the Company to serve as trustee of the Trust.

(ii)	SHARES.

(a)	OWNERSHIP LIMITATIONS. During the period commencing on the date of the Company’s qualification as a REIT and prior to the Restriction Termination Date, but subject to Section 5.8 hereof:

(I)	BASIC RESTRICTIONS.

(A)
(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(B)
No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(C)
Any Transfer of Shares that, if effective, would reduce the number of Beneficial Owners of Shares from a number equal to or greater than 100 Persons to a number less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(II)	TRANSFER IN TRUST. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 5.8(ii)(a)(I)(A) or (B),

(A)
then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 5.8(ii)(a)(I)(A) or (B) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.8(iii), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B)
if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 5.8(ii)(a)(I)(A) or (B), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 5.8(ii)(a)(I)(A) or (B) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)
REMEDIES FOR BREACH. If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event that has purported to have taken place that would result in a violation of Section 5.8(ii)(a) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 5.8(ii)(a) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 5.8(ii)(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(c)
NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 5.8(ii)(a)(I) or any Person who would have owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 5.8(ii)(a)(II) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status as a REIT.

(d)	OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Restriction Termination Date:

(I)
every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status as a REIT and to ensure compliance with the Common Share Ownership Limit and Preferred Share Ownership Limit; and

(II)
each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(e)
REMEDIES NOT LIMITED. Subject to Section 7.2(ii) of the Charter, nothing contained in this Section 5.8(ii)(e) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company’s status as a REIT.

(f)
AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 5.8(ii), Section 5.8(iii), or any definition contained in Section 5.8(i), the Board shall have the power to determine the application of the provisions of this Section 5.8(ii) or Section 5.8(iii) or any such definition with respect to any situation based on the facts known to it. In the event Section 5.8(ii) or (iii) requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 5.8.

(g)	EXCEPTIONS.

(I)
Subject to Section 5.8(ii)(a)(I)(B), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Share Ownership Limit and the Preferred Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A)
the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 5.8(ii)(a)(I)(A) or (B);

(B)
such Person represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such additional representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the

Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

(C)
such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 5.8(ii)(a) through Section 5.8(ii)(f)) will result in such Shares being automatically transferred to a Trust or in the purported Transfer of such Shares being void ab initio in accordance with Section 5.8(ii)(a) and Section 5.8(iii).

(II)
Prior to granting any exception pursuant to Section 5.8(ii)(g)(I), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(III)
The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or the Preferred Share Ownership Limit.

(h)
NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or Transfer of Shares prior to the Restriction Termination Date and prior to Shares becoming listed on an exchange, the Company shall provide the recipient with a notice containing information about the Shares purchased or otherwise Transferred, in lieu of issuance of a Share certificate, in a form substantially similar to the following:

The securities of MacKenzie Realty Capital, Inc. are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Subject to certain further restrictions and except as expressly provided in the Company’s Charter, (i) no Person may Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (in value or number of Shares) of the outstanding Common Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Preferred Shares of the Company in excess of 9.8% (in value or number of Shares) of the outstanding Preferred Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and (iv) no Person may Transfer Shares if such Transfer would result in the Shares of the Company being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares that cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are or would be violated, the Shares will be deemed to have automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries upon such transfer. In addition, the Company may redeem Shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

All capitalized terms in this notice have the meanings defined in the Charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Company on request and without charge.

Instead of the foregoing notice, at the time of issue or transfer of Shares without certificates, the Company may send the Stockholder a written statement indicating that the Company will furnish information about the restrictions on transfer to the Stockholder on request and without charge.  If the Company issues Shares with certificates, each certificate shall either contain the notice set forth above or shall state that the Company will furnish information about the restrictions on transfer to the Stockholder on request and without charge.

(iii)	TRANSFER OF SHARES IN TRUST.

(a)
OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 5.8(ii)(a)(II) that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 5.8(ii)(a)(II). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 5.8(iii)(f).

(b)
STATUS OF SHARES HELD BY THE TRUSTEE. Shares held by the Trustee shall be issued and outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(c)
DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Company that the Shares have been transferred to the Trustee shall, to the extent permitted under the 1940 Act, be paid by the recipient of such dividend or Distribution to the Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or Distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 5.8, until the Company has received notification that Shares have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d)
SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Company that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 5.8(ii)(a)(I). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.8(iii)(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (2) the price per Share received by the Trustee from the sale or other disposition of the Shares held in the Trust, net of any costs of such sale. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 5.8(iii)(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.8, such excess shall be paid to the Trustee upon demand.

(e)
PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 5.8(iii)(c). The Company may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 5.8(iii)(d). Upon such a sale to the Company, the interest of the

Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)
DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Shares held in the Trust would not violate the restrictions set forth in Section 5.8(ii)(a)(I) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

SECTION 5.9.      SETTLEMENTS. Nothing in Section 5.8 shall preclude the settlement of any transaction with respect to the Common Shares entered into through the facilities of a national securities exchange on which the Common Shares are Listed. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Sections 5.8, and any Transfer in such a transaction shall be subject to all of the provisions and limitations set forth in Section 5.8.

SECTION 5.10.    SEVERABILITY. If any provision of Section 5.8 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of Section 5.8 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 5.11.    ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of Section 5.8.

SECTION 5.12.            NON-WAIVER. No delay or failure on the part of the Company or the Board in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board, as the case may be, except to the extent specifically waived in writing.

SECTION 5.13.            REPURCHASE OF SHARES. Subject to the 1940 Act, the Board may establish, from time to time, a program or programs by which the Company voluntarily repurchases Shares from its Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Company as determined by the Board. The Sponsor, Adviser, members of the Board or any Affiliates thereof may not receive any fees arising out of the repurchase of Shares by the Company.

SECTION 5.14.            DISTRIBUTION REINVESTMENT PLANS. The Board may establish, from time to time, a distribution reinvestment plan or plans, provided that:

(i)
All material information regarding Distributions to the Stockholders and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to the Stockholders not less often than annually;

(ii)	Each Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (i) above;

(iii)	No sales commissions or fees may be deducted directly or indirectly from amounts reinvested by the Company;

(iv)
The Company or the plan’s broker-dealer assumes responsibility for state blue sky compliance and contacts, as is necessary, participating Stockholders to determine if an applicable state’s suitability requirements have been met.

ARTICLE VI
BOARD OF DIRECTORS

SECTION 6.1.    NUMBER OF DIRECTORS. The initial number of Directors of the Company shall be one (1); provided, however, that there shall be at least three (3) directors at such time that the Company has more than one (1) holder of record of its Shares. Immediately prior to the Commencement of the Initial Public Offering, if applicable, the number of Directors of the Company shall be at least three (3). Except as otherwise set forth herein, the number of Directors may be increased or decreased from time to time pursuant to the Bylaws by the affirmative vote of at least 80% of the members then serving on the Board; provided, however, that such number shall be not more than five (5). Any vacancies, including those which arise by reason of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. For the purposes of voting for Directors, each Share of stock may be voted for as many individuals as there are Directors to be elected and for whose election the Share is entitled to be voted. Cumulative voting for Directors is prohibited.

The name of the initial Director who shall serve on the Board until the next annual meeting of the Stockholders and until his successor is duly elected and qualified, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, is:

Robert Dixon

SECTION 6.2.    COMMITTEES. Subject to the MGCL, the Board may establish such committees as it deems appropriate, in its discretion.

SECTION 6.3.    TERM. Except as may otherwise be provided in the terms of any Preferred Shares issued by the Company, each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.

SECTION 6.4.            RESIGNATION, REMOVAL OR DEATH. Any Director may resign by written notice to the Board, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office with or without cause only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of directors, subject to the rights of any Preferred Shares to vote for such Directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

SECTION 6.5.    APPROVALS BY INDEPENDENT DIRECTORS  A majority of the Independent Directors must approve any Board action to which this Section 6.5 or to which the following provisions of this Charter relate: Section 5.14, Section 6.6, Section 8.5, Section 9.3, Section 10.1, Section 10.8, and Section 11.3.  A majority of the Independent Directors must also approve any Board action to which Article III, Sections 2 and 7 of the Bylaws relate.

SECTION 6.6.    PERIODIC APPROVALS. The Independent Directors, from time to time but at least annually, in a manner not inconsistent with their duties under the 1940 Act, must (i) determine the Company’s total fees and expenses are reasonable in light of the Company’s investment performance, its net assets and the fees and expenses of other comparable unaffiliated REITs, (ii) review the Company’s investment policies to determine that they are being followed by the Company at any time and are in the best interests of the Stockholders, and (iii) reflect such determinations in the Board’s minutes.

SECTION 6.7.            FIDUCIARY DUTY.  The Directors are deemed to be in a fiduciary relationship with the Company and the Stockholders, including the duty to the Stockholders to supervise the relationship of the Company with the Adviser.

ARTICLE VII
POWERS OF THE BOARD OF DIRECTORS

SECTION 7.1    GENERAL. The business and affairs of the Company shall be managed under the direction of the Board, and the Board shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company as if it, in its own right, was the sole owner thereof, except as otherwise limited by the Charter. In accordance with the policies on investments and borrowing set forth in this Article VII and Article IX hereof, the Board shall monitor the administrative procedures, investment operations and performance of the Company and the Adviser to assure that such policies are carried out. The Board may take any action that, in its sole judgment and discretion, is necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Charter or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.

SECTION 7.2.    SPECIFIC POWERS AND AUTHORITY. Subject only to the express limitations set forth herein, and in addition to all other powers and authority conferred by the Charter or by law, the Board, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(i)
INVESTMENTS.  The Board shall have the power and authority to retain the Adviser to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Adviser may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Board shall take such actions as it deems necessary and desirable to comply with any requirements of the MGCL and the 1940 Act relating to the types of assets held by the Company.

(ii)
REIT QUALIFICATION.  The Board shall use its best efforts to cause the Company and its Stockholders to qualify for U.S. federal income tax treatment in accordance with the REIT Provisions of the Code, unless the Board, in its sole discretion, determines at any time, due to changes in tax legislation or otherwise, that qualification as a REIT is not in the best interests of the Company. Following such REIT qualification, the Board shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board determines that it no longer is in the best interests of the Company to qualify as a REIT, the Board may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The Board also may determine that compliance with any restriction or limitation set forth in this Charter which is intended to preserve the status of the Company as a REIT, including, without limitation, the restrictions and limitations on stock ownership and transfers in Section 5.8 hereof, is no longer required for REIT qualification and may waive compliance with any such restriction or limitation.

(iii)
SALE, DISPOSITION AND USE OF COMPANY ASSETS.  The Board shall have, and may grant to the Adviser, the power and authority to (A) sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or any Director) any or all of the Company’s assets, (B) dispose of any or all of the Company’s assets by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as it deems appropriate, (C) give consents and make contracts relating to the Company’s assets and their use or other property or matters, (D) develop, improve, manage, use, alter or otherwise deal with the Company’s assets, and (E) rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(iv)
FINANCINGS. Subject to the 1940 Act, the Board shall have the power and authority (a) to borrow or, in any other manner, raise money for the purposes and on the terms it determines, which terms (1) may include evidencing the same by issuance of Securities of the Company and (2) may have such provisions as the Board may determine; (b) to reacquire such Securities; (c)  to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company’s assets to secure any such Securities of the Company; and (d) to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.

(v)
LENDING. Subject to all applicable limitations in the Charter, the Board shall have the power and authority to lend money or other assets of the Company on such terms, for such purposes and to such Persons as it may determine.

(vi)
ISSUANCE OF SECURITIES. Subject to the provisions of Article V hereof, the Board may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or other Securities, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter, the Bylaws, or the 1940 Act.

(vii)
EXPENSES AND TAXES. The Board shall have the power and authority (A) to pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board, for carrying out the purposes of the Charter and conducting the business of the Company, including (1) compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company and (2) any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company’s assets or the Directors in connection therewith and (B) to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

(viii)
COLLECTION AND ENFORCEMENT. The Board shall have the power and authority to collect, sue for and receive money or other property due to the Company; to consent to extensions of time for the payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company’s assets or the Company’s affairs; and to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

(ix)
DEPOSITS. The Board shall have the power and authority to deposit funds or Securities constituting part of the Company’s assets in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board may determine.

(x)
ALLOCATION; ACCOUNTS. The Board shall have the power and authority to determine whether moneys, profits or other assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any Distribution on any investment as, or apportion it between, income and capital; in its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any of the Company’s assets in such amounts and by such methods as it determines constitute net earnings, profits or surplus in their discretion; and to determine the method or form in which the accounts and records of the Company shall be maintained.

(xi)
VALUATION OF ASSETS. The Board shall have the power and authority to determine the value of all or any part of the Company’s assets and of any services, Securities, property or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company’s assets, all in accordance with such appraisals or other information as are reasonable and necessary, in its sole judgment.

(xii)
OWNERSHIP AND VOTING POWERS. The Board shall have the power and authority to exercise all of the rights, powers, options and privileges pertaining to the ownership of any of the Company’s assets to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

(xiii)
DELEGATION OF POWERS. The Board shall have the power and authority to elect, appoint or employ such officers for the Company and such committees of the Board with such powers and duties as the Board may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including any Director and any Person who is an Affiliate of any Director) as agent, representative, Adviser, member of an advisory board, employee or independent contractor (including Advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, as the Board may determine; and to establish such committees as it deems appropriate.

(xiv)
ASSOCIATIONS. Subject to the 1940 Act, the Board shall have the power and authority to cause the Company to enter into Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

(xv)
REORGANIZATIONS. The Board shall have the power and authority to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company’s assets, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company’s assets to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, securities or any other interests.

(xvi)
INSURANCE. The Board shall have the power and authority to purchase and pay for out of the Company’s assets insurance policies insuring the Company and the Company’s assets against any and all risks, and insuring the Directors, officers, Advisers and Affiliates of the Company, individually against all claims and liabilities of every nature arising by reason of each such insured holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability, provided that the indemnification be limited to that permitted by Section 11.3 hereof in regard to any liability or loss resulting from negligence, gross negligence, misconduct, willful misconduct or an alleged violation of federal or state securities laws. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company. The Board’s power to purchase and pay for such insurance policies shall be limited to policies that comply with all applicable federal and state laws.

(xvii)	DISTRIBUTIONS.

(a)	The Board shall have the power and authority to authorize dividends for declaration and payment by the Company or other distributions to Stockholders.

(b)
At least quarterly, the Board must review the Company’s accounts to determine whether cash distributions are appropriate, and the Company must distribute pro-rata to holders of Shares any funds received by the Company for which the Board determines unnecessary to retain.

(c)
In no event may the Company borrow money to make distributions if the amount of such distribution would exceed the Company’s accrued and received revenues for the prior four quarters, less paid and accrued operating costs, with respect to such revenues and costs shall be made in accord with generally accepted accounting principles, consistently applied.

(d)
Distributions in kind by the Company are not permitted, except for: (I) distributions of readily marketable securities; (II) distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of this Charter; (III) distributions of in-kind property meeting all of the following conditions:

(A)	The Board of Directors advise each Stockholder of the risks associated with direct ownership of the property.
(B)	The Board of Directors offers each Stockholder the election of receiving in-kind property distributions.
(C)	The Board of Directors distributes in-kind property only to those Stockholders who accept the Board of Director’s offer.

(xviii)
DISCONTINUE OPERATIONS; BANKRUPTCY. The Board shall have the power and authority to discontinue the operations of the Company; to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; to confess judgment against the Company (as hereinafter defined); or to take such other action with respect to indebtedness or other obligations of the Directors, the Company’s assets or the Company as the Board, in such capacity, and in its discretion may determine.

(xix)	FISCAL YEAR. Subject to the Code, the Board shall have the power and authority to adopt, and from time to time to change, the fiscal year for the Company.

(xx)	SEAL. The Board shall have the power and authority to adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

(xxi)	BYLAWS. The Board shall have the exclusive power and authority to adopt, implement and from time to time alter, amend or repeal the Bylaws.

(xxii)	LISTING SHARES. The Board shall have the power and authority to cause the Listing of the Common Shares at any time after completion of the Initial Public Offering.

(xxiii)
FURTHER POWERS. The Board shall have the power and authority to do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers that it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.

SECTION 7.3.    DETERMINATION BY BOARD OF BEST INTEREST OF COMPANY. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every Stockholder: the amount of the Net Income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of a provision of this Charter, including the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or ask price to be applied in determining the fair value, of any asset owned or held by the Company or of any Shares; the number of Shares of any class; any matter relating to the acquisition, holding and disposition of any assets by the Company; any matter relating to the qualification of the Company as a REIT or election of a different tax status for the

Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter, Bylaws, the 1940 Act, or otherwise to be determined by the Board.

ARTICLE VIII
ADVISER

SECTION 8.1.    APPOINTMENT OF ADVISER. The Board is responsible for setting the general policies of the Company and for the general supervision of its business conducted by officers, agents, employees, Advisers or independent contractors of the Company. However, the Board is not required personally to conduct the business of the Company, and it may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Adviser and may grant or delegate such authority to the Adviser as the Board may, in its sole discretion, deem necessary or desirable.

SECTION 8.2.    SUPERVISION OF ADVISER. The Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Company, to act as agent for the Company, to execute documents on behalf of the Company and to make executive decisions that conform to general policies and principles established by the Board.

SECTION 8.3.    AFFILIATION AND FUNCTIONS. The Board, by resolution or in the Bylaws, may provide guidelines, provisions or requirements concerning the affiliation and functions of the Adviser.

SECTION 8.4.    DISPOSITION FEE. Subject to the 1940 Act and agreement by the Board, the Company may pay the Adviser or an Affiliate thereof a disposition fee upon the Sale of one or more Assets. However, as of the date hereof, no such fee has been approved, and is not contemplated.

SECTION 8.5.            ACQUISITION FEES AND EXPENSES.  Subject to the 1940 Act and agreement by the Board, the Company may pay the Adviser or an Affiliate thereof an acquisition fee upon the Company’s acquisition of one or more Assets.  Acquisition Expenses may not exceed 6% of the size of any mortgage loan purchased by the Company. However, as of the date hereof, no such fee has been approved, and is not contemplated.

SECTION 8.6.            ASSET MANAGEMENT FEES.  Subject to the 1940 Act and agreement by the Board, the Company may pay the Adviser or an Affiliate management fees for managing the Assets of the Company. However, as of the date hereof, no such fee has been approved, and is not contemplated.

SECTION 8.7.            PROPERTY MANAGEMENT FEES.  Subject to the 1940 Act and agreement by the Board, the Company may pay the Adviser or an Affiliate thereof reasonable and customary property management fees for managing the Assets of the Company or an Operating Partnership. However, as of the date hereof, no such fee has been approved, and is not contemplated.

SECTION 8.8.            DEBT FINANCING FEES.  Subject to the 1940 Act and agreement by the Board, the Company may pay the Adviser or an Affiliate brokerage fees and commissions to assist in the procurement of debt financing for the Company or its Operating Partnerships. However, as of the date hereof, no such fee has been approved, and is not contemplated.

SECTION 8.9.            CORPORATE OPPORTUNITIES. For so long as the Company is externally advised by the Adviser, the Company has no interest in any opportunity known to the Adviser or an Affiliate thereof unless it has been recommended to the Company by the Adviser. The preceding sentence shall be of no consequence except in connection with the application of the corporate opportunity doctrine.

SECTION 8.10.          FIDUCIARY DUTY.  The Adviser is deemed to be in a fiduciary relationship with the Company and the Stockholders.

ARTICLE IX
INVESTMENT POLICIES AND LIMITATIONS

SECTION 9.1.    REIT PROVISIONS.  In addition to other investment restrictions imposed by the Board from time to time, and so long as the Board deems it appropriate to maintain the Company’s status as a qualifying REIT, the Board shall cause the Company’s investments to adhere to the REIT Provisions of the Code.

SECTION 9.2.    ASSET INVESTMENTS.  The Company must invest at least 82% of the proceeds from publicly offering its Shares in Assets.

SECTION 9.3.    POLICIES. The Board must establish written policies on the Company’s investments and borrowing and must monitor the administrative procedures, investment operations and performance of the Company and the Adviser to assure that such policies are carried out.  The Independent Directors must review the Company’s investment policies sufficiently often, but at least annually, to determine that the Company’s policies are in the best interests of the Stockholders, and retain such determinations and the basis therefore in the Board’s minutes.

ARTICLE X
STOCKHOLDERS AND SHARE SALES

SECTION 10.1.    MEETINGS OF STOCKHOLDERS. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted in accordance with the MGCL.

SECTION 10.2.    STOCKHOLDERS’ ACTIONS. Except with respect to matters on which the Stockholders may vote under Section 5.2(v), no action taken by the Stockholders at any meeting shall in any way bind the Board.

SECTION 10.3.    PROXY TO LIQUIDATE. After eight years following the date of this Charter, if the Company is not then Listed, in the process of Listing or making an orderly liquidation and sale of the Company’s assets, and unless such date is extended by the majority vote of the Directors, the Company shall formally proxy the Stockholders holding Shares entitled to vote to determine whether the Company should be liquidated (the “Proxy to Liquidate”) as soon as reasonably practicable following the receipt of independent appraisals of the Company’s assets, which the Company shall obtain as part of this proxy process, and the filing with and review of such Proxy to Liquidate by the Securities and Exchange Commission if the Company’s securities are then registered with the Commission under the Exchange Act. Notwithstanding the required Board resolution, the Proxy to Liquidate need not state the Board’s ongoing support of the liquidation proposal if the Board does not support the proposal as of the date of the Proxy to Liquidate.

SECTION 10.4.    RIGHTS OF OBJECTING STOCKHOLDERS. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board, upon the affirmative vote of a majority of the Board, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

SECTION 10.5.    SUITABILITY STANDARDS.  Each Stockholder must have, at the time of acquisition of Shares, either at least an annual gross income of $70,000 and a net worth of at least $70,000, or a minimum net worth of $250,000.  For these purposes, “net worth” must be determined exclusive of the Stockholder’s home, home furnishings and automobiles.  For Share purchases by fiduciary accounts, the account beneficiary must meet such standard; and by donors or grantors who directly or indirectly supply funds to purchase Shares if the donor or grantor is a fiduciary.

SECTION 10.6.    SUITABILITY DETERMINATIONS.

(i)
The Sponsor and any person selling Shares on behalf of a Sponsor or the Company must make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for each Stockholder.  In making such determinations, such persons must ascertain that the prospective Stockholder: (a) meets the suitability standards in Section 10.5, (b) can reasonably benefit from the Company based on the prospective Stockholder’s overall investment objectives and portfolio structure, (c) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation, and (d) has apparent understanding of the fundamental risks of the investment, the risk that the Stockholders may lose the entire investment, the lack of liquidity of the Shares, the restrictions on transferability of Shares, the background and qualifications of the Sponsor or Persons responsible for directing and managing the Company, and the tax consequences of the investment.

(ii)
The Sponsor or each Person selling Shares on behalf of a Sponsor or the Company must maintain records, for at least six years, of the information used to determine that an investment in the Shares is suitable and appropriate for each Stockholder.

SECTION 10.7.    COMPLETION OF SALES.  The Sponsor or any person selling Shares on behalf of the Sponsor or Company may not complete a sale of Shares to a Stockholder until at least five business days after the date such Stockholder receives a final prospectus from the Company.  The Sponsor or a Person designated by the Sponsor must send each Stockholder a confirmation of his/her purchase of Shares.

SECTION 10.8.    ORGANIZATION AND OFFERING EXPENSES.  Organization and Offering Expenses incurred in connection with the Company’s formation and public sale of Shares may not exceed 15% of the proceeds raised in such offering.

SECTION 10.9.            COMPANY EXPENSES.  Subject to Section 10.10, the Company’s expenses must be billed to and paid by the Company.

SECTION 10.10.         REIMBURSEMENT OF EXPENSES.  A Sponsor may be reimbursed by the Company for the actual cost of goods and services used by or for the Company and obtained from Persons other than Affiliates.  A Sponsor may be reimbursed for administrative expenses necessary for the prudent operation of the Company, provided that the reimbursement is consistent with the 1940 Act and must be the lower of the Sponsor’s actual cost or the amount the Company would be required to pay to Persons other than Affiliates for comparable administrative services in the same geographic location, and further provided that such costs are reasonable allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles.

ARTICLE XI
LIABILITY OF STOCKHOLDERS, DIRECTORS, ADVISERS AND AFFILIATES;
TRANSACTIONS BETWEEN AFFILIATES AND THE COMPANY

SECTION 11.1.    LIMITATION OF STOCKHOLDER LIABILITY. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company’s assets or the affairs of the Company by reason of his being a Stockholder. The Shares shall be non-assessable by the Company upon receipt by the Company of the consideration for which the Board authorized their issuance.

SECTION 11.2.             LIMITATION OF DIRECTOR AND OFFICER LIABILITY. Except as otherwise limited in this Section 11.2, no Director or officer of the Company shall be liable to the Company or to any Stockholder for money damages to the extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation. Notwithstanding the foregoing, no Director or officer of the Company shall be held harmless for any loss or liability suffered by the Company and may be liable to the Company and to any Stockholder for money damages unless: (i) the Director or officer of the Company has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Director or officer of the Company was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of gross negligence or willful misconduct; and (iv) the agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders.

SECTION 11.3.             INDEMNIFICATION.

(i)
Except as prohibited by paragraphs (ii), or (iii) of this Section 11.3 or by Section 11.4 or by the limitations of any applicable provisions of Maryland law, the Company shall indemnify and hold harmless against any or all losses or liabilities and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director, officer or employee of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other entity and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) the Adviser, any of its Affiliates or employees of any of the foregoing acting as an agent of the Company. The Company may, with the approval of the Board or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The Board may take such action as is necessary to carry out this Section 11.3(i). No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(ii)
Notwithstanding the foregoing, the Company shall not provide for indemnification of a Director, the Adviser or any Affiliate of the Adviser (the “Indemnitee”) for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(a)	The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(b)	The Indemnitee was acting on behalf of or performing services for the Company.

(c)
Such liability or loss, (A) in the case of an Indemnitee who is an Independent Director, was not the result of gross negligence or willful misconduct, and (B) in the case of an Indemnitee who is a Director who is not an Independent Director, the Adviser or an Affiliate, was not the result of negligence or misconduct.

(d)	Such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders.

(iii)
Notwithstanding the foregoing, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by a Director, the Adviser or its Affiliates or any Person acting as a broker-dealer unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.

SECTION 11.4.    PAYMENT OF EXPENSES. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company as authorized by Section 11.3 hereof, (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2-418(e) of the MGCL or any successor statute.

SECTION 11.5.    1940 ACT.  At such time as the Company elects to be a business development company under the 1940 Act, the provisions of this Article XI shall be subject to the limitations of the 1940 Act and the rules and regulations thereunder.

SECTION 11.6.            FIDUCIARY DUTY. Any Sponsor has a fiduciary responsibility for the safekeeping of the Company’s assets, whether or not in such Sponsor’s immediate possession or control.  No Sponsor may employ or permit another person to employ, the Company’s assets in any manner except for the exclusive benefit of the Company.  The Company may not contract away any common law fiduciary obligations a Sponsor may owe to the Company.

SECTION 11.7.            WITHDRAWAL.  MCM may not resign as the Company’s administrator without providing the Stockholders with 120 days prior written notice.  In the event the Company continues after any such withdrawal, MCM must pay any expenses incurred by the Company resulting from MCM’s withdrawal as administrator.

SECTION 11.8.    OTHER GOODS AND SERVICES.  A Sponsor may provide goods and services to the Company other than as Adviser or administrator if the following conditions are met:

(i)	Such Sponsor, acting as fiduciary, determines that any such self-dealing arrangement is in the Company’s best interests.

(ii)
The terms under which such Sponsor provides such goods or services are governed by a written contract with the Company (a “Sponsor Contract”).  A Sponsor Contract may only be modified by a vote of the majority of the outstanding Shares and must contain a provision allowing termination without penalty on 60 days’ notice.  The terms of the Sponsor Contract must be disclosed to the Stockholders, unless immediate action is required and the goods or services are not immediately available from Persons other than Affiliates.

(iii)
Such Sponsor must be independently engaged in the business of providing such goods or services to Persons other than Affiliates and at least 33% of such Sponsor’s gross revenues must come from Persons other than Affiliates.  In the event such Sponsor is not so engaged in such business, then:

(a)	Such Sponsor must demonstrate to the Company that it has the capacity to provide such goods or services on a competitive basis.

(b)
The goods or services must be provided to the Company at the lesser of cost or the competitive rate charged by Persons other than Affiliates in the same geographic location who are in the business of providing comparable goods or services.

(c)
The cost of such goods or services must be limited to the reasonable and necessary and actual expenses incurred by such Sponsor on behalf of the Company in providing such goods or services, exclusive of rent, depreciation, utilities, capital equipment or other administrative costs of such Sponsor, and of salaries, fringe benefits, travel expenses, travel expenses and other administrative expenses incurred or allocated to any Controlling Person of such Sponsor.

(d)	Expenses must be allocated in accordance with generally accepted accounting principles and subject to the Company’s audits conducted pursuant to the Exchange Act.

(iv)
The compensation, fee or price charged for providing such goods or services must be comparable and competitive with the compensation or fees charged by Persons other than Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company.

SECTION 11.9.    SALES AND LEASES TO SPONSOR.

(i)	Subject to the 1940 Act, a Sponsor may not acquire Assets from the Company unless approved by the Stockholders under Section 5.2(v)(B).

(ii)
Subject to the 1940 Act, the Company may lease Assets to a Sponsor only if (A) the transaction occurs at the formation of the Company and is fully disclosed in the Prospectus; and (B) the terms of the lease are fair to the Company.

SECTION 11.10.          LOANS.  The Company may not make any loan to any Sponsor.

SECTION 11.11.          EXCLUSIVE AGREEMENTS.  The Company may not give any Sponsor an exclusive right to sell or exclusive employment to sell Assets for the Company.

SECTION 11.12.        COMMISSIONS ON FINANCING, REFINANCING OR REINVESTMENT.  Except as otherwise permitted under this Charter, the Company may not pay, directly or indirectly, a commission or fee to a Sponsor in connection with the reinvestment of Cash Available for Distribution or of proceeds of the resale, exchange or refinancing of Assets.

SECTION 11.13.        REBATES AND KICKBACKS.  No Sponsor may receive rebates or give-ups, nor may any Sponsor participate in any reciprocal business arrangement that would circumvent this Charter.  No Sponsor may directly or indirectly pay or award any commissions or other compensation to any Person engaged to sell Shares or give investment advice to a potential Stockholder, provided that the foregoing will not prohibit the payment to a registered broker-dealer or other properly licensed Person of normal sales commission for selling Shares.

SECTION 11.14.        COMMINGLING OF COMPANY ASSETS.  The Company’s funds may not be commingled with the funds of any other Person.  The prohibition of this Section 11.14 will not apply to investments meeting the requirements of Sections 11.15 – 11.20.

SECTION 11.15.        INVESTMENTS WITH NON-AFFILIATES.  Subject to the 1940 Act, the Company may invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, if the Company, alone or together with any publicly-registered Affiliate of the Company meeting the requirements of Subsection 11.16(ii), acquires a Controlling Interest in such a general partnership or joint venture, but in no event are duplicate fees permitted.

SECTION 11.16.        INVESTMENTS WITH PUBLICLY REGISTERED AFFILIATES.  Subject to the 1940 Act, the Company may invest in general partnerships or joint ventures with other publicly registered Affiliates if all of the following conditions are met:

(i)	The Affiliates have substantially identical investment objectives as the Company;

(ii)	There are no duplicate fees;

(iii)	The compensation payable by the general partnership or joint venture to the Sponsor in each Affiliate that invests in such partnership or joint venture is substantially identical;

(iv)	Each Affiliate has a right of first refusal to buy if the other Affiliate wishes to sell assets held in the joint venture;

(v)	The investment of each Affiliate is on substantially the same terms and conditions; and

(vi)
The Prospectus discloses the potential risk of impasse on joint venture decisions since no Affiliate controls, and the potential risk that while an Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

SECTION 11.17.        INVESTMENTS WITH UNREGISTERED AFFILIATES.  Subject to the 1940 Act, the Company may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates only if all of the following conditions are met:

(i)	The investment is necessary to relieve the Sponsor from any commitment to purchase the assets entered into in compliance with Section 11.9(ii) prior to the closing of the Company’s offering period;

(ii)	There are no duplicate fees;

(iii)	The investment of each entity is on substantially the same terms and conditions;

(iv)	The Company has a right of first refusal to buy if the Sponsor wishes to sell assets held in the joint venture; and

(v)	The Prospectus discloses the potential risk of impasse on joint venture decisions.

SECTION 11.18.        MULTI-TIER ARRANGEMENTS.  Subject to the 1940 Act, the Company may conduct operations through separate single-purpose entities managed by the Sponsor, provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained in this Charter, including the following:

(i)	There will be no duplication or increase in Organization and Offering Expenses, Sponsor compensation, Company expenses or other fees and costs;

(ii)	There will be no substantive alteration in the fiduciary and contractual relationship between the Sponsor and the Stockholders; and

(iii)	There will be no diminishment in the voting rights of Stockholders.

SECTION 11.19.        INVESTMENTS WITH AFFILIATES.  Other than provided Section 11.16 – 11.18, the Company may not invest in general partnerships or joint ventures with Affiliates.

SECTION 11.20.        GENERAL PARTNERSHIP INVESTMENTS.  Subject to the 1940 Act, the Company may invest in general partnership interests of limited partnerships only if the Company, alone or together with any publicly-registered Affiliate meeting the requirements of Section 11.16, acquires a Controlling Interest, no duplicate fees are permitted, and no additional compensation beyond that permitted by a state securities administrator is paid to the Sponsor.

SECTION 11.21.        LENDING.  Subject to the 1940 Act, on any financing made available to the Company by a Sponsor, such Sponsor may not receive interest in excess of the lesser of such Sponsor’s cost of funds or the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose.  No Sponsor may impose a prepayment charge or penalty in connection with such financing and such Sponsor may not receive points or other financing charges. No Sponsor may provide financing with a term exceeding 12 months for the Company.

SECTION 11.22.        SALES AND LEASES TO THE COMPANY.  The Company may not purchase property from a Sponsor, Adviser, Director or any Affiliate thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Company and at a price to the Company no greater than the cost of the asset to such Sponsor, Adviser, Director or Affiliate thereof, or if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable.  In no event may the cost of such asset to the Company exceed its current appraised value.

ARTICLE XII
AMENDMENT; EXTRAORDINARY ACTIONS

SECTION 12.1.        AMENDMENT. The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares of outstanding stock. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Notwithstanding anything to the contrary contained herein, the Board may not amend the Charter without the concurrence of the holders of a majority of the outstanding shares, except for amendments that do not adversely affect the rights, preferences and privileges of Stockholders.

SECTION 12.2.        EXTRAORDINARY ACTIONS. Subject to the 1940 Act, except as otherwise provided herein, and notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

SECTION 12.3.        REQUIRED VOTES.  The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

1.
Any amendment to the Charter to make the Company’s Common Stock a "redeemable security" or to convert the Company, whether by merger or otherwise, from a "closed-end company" to an "open-end company" (as such terms are defined in the 1940 Act); and

2.	Any amendment to Article XII;

provided, however, that, if the Continuing Directors, by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter.

ARTICLE XIII
MISCELLANEOUS

SECTION 13.1.        GOVERNING LAW. These Articles of Amendment and Restatement are executed by the individual named below and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

SECTION 13.2.       RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which this Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Board or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts that relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Board or by any duly authorized officer, employee or agent of the Company.

SECTION 13.3.        CONSTRUCTION. In this Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Charter. In defining or interpreting the powers and duties of the Company and its Directors and officers, reference may be made, to the extent appropriate, to the Code and to Titles 1 through 3 of the MGCL.

SECTION 13.4.          RECORDATION. These Articles of Amendment and Restatement and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Board deems appropriate, but failure to file for record these Articles or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of these Articles or any amendment hereto. Any Articles of Amendment and Restatement shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Articles of Incorporation and the various amendments thereto.

C.           The amendment and restatement of the charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

D.           The current address of the principal office of the Company is as set forth in Article III of the foregoing amendment and restatement of the charter.

E.           The name and address of the Company’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

F.           The number of directors of the Company and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

G.           The foregoing amendment and restatement of the charter does not change the number of shares of authorized stock of the Company.

H.           The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 24th day of  June, 2013.

ATTEST:	MACKENZIE REALTY CAPITAL, INC.

/s/ Chip Patterson	By:	/s/ Robert Dixon	(SEAL)
Chip Patterson		Robert Dixon
Secretary		President